NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FIRST-QUARTER 2007 RESULTS AND
UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•	First-quarter 2007 net income totaled $0.7 million, $0.10 per share, compared with $18.2 million, $2.36 per share, in the year-ago quarter.
•
First-quarter 2007 real estate revenues totaled $4.4 million, including the sale of a five-acre tract in the Circle C community for $1.1 million, compared with total real estate revenues of $11.0 million in the first quarter of 2006.

•
First-quarter 2007 rental income totaled $1.6 million, including $0.9 million from Escarpment Village which opened in May 2006, compared with total rental income of $0.4 million in the first quarter of 2006.

•	Stratus is partnering with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson) for the development of Block 21.
•	For the second quarter of 2007, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include the following:
o	26 lots in its Circle C community for $1.8 million
o	15 lots at its Deerfield project for $1.0 million
o	3 lots at its Wimberly Lane Phase II subdivision in the Barton Creek community for $0.5 million

	First Quarter
	2007	2006
	(In Thousands, Except
	Per Share Amounts)
Revenues	$6,206	$11,690
Operating income	971	1,894
Income from continuing operations	738	9,989
Income from discontinued operations, including net gain on sale
of 7000 West of $7.8 million	-	8,187
Net income	$738	$18,176

Diluted net income per share of common stock:
Continuing operations	$0.10	$1.30
Discontinued operations	-	1.06
Diluted net income per share of common stock	$0.10	$2.36

Diluted weighted average shares of common stock outstanding	7,670	7,697

AUSTIN, TX, May 10, 2007 - Stratus Properties Inc. (NASDAQ: STRS) reported net income of $0.7 million, $0.10 per share, for the first quarter of 2007, compared to $18.2 million, $2.36 per share, for the first quarter of 2006. Income from continuing operations totaled $10.0 million, $1.30 per share, for the first quarter of 2006, including an $8.3 million, $1.07 per share, tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.

On March 27, 2006, Stratus sold 7000 West for $22.3 million, resulting in a net after-tax gain of $7.8 million, $1.02 per share, in the three months ended March 31, 2006. Other than the gain from the sale of 7000 West, income from discontinued operations was $0.4 million, $0.04 per share, in the three months ended March 31, 2006.

Real Estate Revenues. Property sales for the first-quarter periods of 2007 and 2006 included the following (revenues in thousands):

	First Quarter
	2007		2006
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	-	$ -	6	$2,902
Calera Court Courtyard Homes	-	-	4	2,312
Mirador Estate	-	-	2	1,065
Wimberly Lane Phase II
Standard Homebuilder Estate	3	523	2	301

Circle C
Meridian	28	1,816	39	2,287

Deerfield	15	1,004	10	671
Total Residential	46	$3,343	63	$9,538

Stratus sold a five-acre tract at the Circle C community for $1.1 million during the first quarter of 2007 and a 7.5-acre tract in the Barton Creek community for $1.5 million during the first quarter of 2006.

Rental Income. For the first quarter of 2007, Stratus earned $1.6 million in rental income, compared to $0.4 million for the 2006 period. In 2006, Stratus began earning rental income from its Escarpment Village project that was substantially completed in the second quarter of 2006. Rental income from Escarpment Village totaled $0.9 million in the first quarter of 2007 and less than $0.1 million in the first quarter of 2006. The majority of the balance of Stratus’ rental income in the first quarter of 2007 and all of the rental income in the 2006 period was primarily from Stratus’ original 75,000-square-foot office building at 7500 Rialto Boulevard. In September 2006, Stratus began leasing its second 75,000-square-foot office building at Rialto Boulevard.

Development Activities. Block 21 - In April 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project includes an entire city block and is planned for a mixture of retail, hotel, residential and entertainment uses. In December 2006, Stratus acquired the property for $15.1 million. Stratus has executed agreements with Starwood Hotels & Resorts Worldwide, Inc. for the development of a W Hotel and Residences on the site. In addition, Stratus has agreements for the new studio for KLRU’s “Austin City Limits” program and for the Austin Children’s

Museum. Stratus has begun the permitting process with the City of Austin and expects construction to begin in the third quarter of 2007. On May 8, 2007, Stratus announced its partnership with Canyon-Johnson, a joint venture between the Los Angeles-based Canyon Capital Realty Advisors and Earvin "Magic" Johnson, for the development of Block 21.

Lantana -Lantana is a partially developed, mixed-use project with remaining entitlements for approximately 1.0 million square feet of office and retail use on 223 acres as of March 31, 2007. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus’ existing entitlements.

At March 31, 2007, Stratus’ first office building at 7500 Rialto Boulevard had an occupancy rate of approximately 96 percent. In response to increased demand for office space within Lantana, in January 2006, Stratus commenced construction of a second 75,000-square-foot office building at 7500 Rialto Boulevard which was completed in September 2006. As of March 31, 2007, Stratus had leased approximately 50 percent of the second office building.

Calera - During 2004, Stratus began construction of courtyard homes at Calera Court within the Barton Creek community. Calera Court, the initial phase of the “Calera” subdivision, will include 16 homesites on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots, many of which adjoin the Fazio Canyons golf course, received final plat and construction permit approval in 2005. In the third quarter of 2005, development of these lots was completed and the initial lots were sold. As of March 31, 2007, only 10 lots remained unsold at Calera Drive. Development of the final phase, known as Verano Drive, will include 71 single-family lots. Construction of the final phase of Calera was initiated in the first quarter of 2007 and is scheduled for completion in September 2007.

Wimberly Lane Phase II - In 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. The homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots. The deposit was used to pay ongoing development costs of the lots. The deposit will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The lots are being sold on a scheduled takedown basis, with the initial six lots sold in December 2004 following completion of subdivision utilities, and then an average of three lots per quarter beginning in June 2005. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing in December 2004.

Circle C Community - Stratus has commenced development activities at the Circle C community based on the entitlements secured in its Circle C settlement with the City of Austin. The Circle C settlement, as amended in 2004, permits development of 1.16 million square feet of commercial space and 1,334 residential units, including 504 multi-family units and 830 single family residential lots. Meridian is an 800-lot residential development at the Circle C community. In January 2005, the first phase of construction commenced. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first and second phases each consisted of 134 lots. The first phase was substantially completed at the end of 2005. Development of the second phase commenced in the third quarter of 2005 and was substantially completed in March 2006. Development of the 108-lot third phase of Meridian has commenced and is expected to be completed by September 2007. The 118-lot fourth phase will commence by the end of 2007 and completion is expected in 2008.

In 2006, Stratus signed another contract with a national homebuilder for 42 additional lots. Development of those lots will commence in April 2007 and substantial completion is expected during the third quarter of 2007. Development of the final phase of Meridian, which consists of 57 one-acre lots, is expected to commence by the end of 2007.

Stratus estimates its sales from the first two phases of Meridian will total at least 26 lots for $1.8 million during the second quarter of 2007.

The grand opening of Escarpment Village, a 168,000-square-foot retail project anchored by a grocery store at the Circle C community, occurred in May 2006. As of March 31, 2007, Escarpment Village had leases for 156,100 square feet or 93 percent of its available space.

Deerfield - In January 2004, Stratus acquired the Deerfield property in Plano, Texas, for $7.0 million. The property was zoned and subject to a preliminary subdivision plan for 234 residential lots. Stratus executed agreements with a national homebuilder, whereby the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots was $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. Stratus agreed to pay up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. The initial lot sale occurred in November 2004 and subsequent lot sales are on schedule. In October 2005, Stratus executed a revised agreement with the homebuilder, increasing the lot sizes and average purchase price to $67,150 based on a new total of 224 lots. Stratus expects 15 lot sales for $1.0 million to be completed during the second quarter of 2007.

Crestview Station - In November 2005, Stratus formed a joint venture with Trammell Crow Central Texas Development, Inc. to acquire an approximate 74-acre tract at the intersection of Airport Boulevard and Lamar Boulevard in Austin, Texas, for $7.7 million. With its joint venture partner, Stratus has commenced brown-field remediation and permitting of the property, known as Crestview Station, which is located on the commuter rail line recently approved by City of Austin voters. Crestview station is planned for single-family, multi-family and retail development, with closings on the single-family and multi-family components and portions of the retail component expected to occur in 2007, subject to completion of the remediation process.

The joint venture partnership has contracted with a nationally recognized remediation firm to demolish the existing buildings and remediate the property in preparation for permitting. Under the terms of the remediation contract, the joint venture partnership will pay the contractor approximately $4.9 million upon completion of performance benchmarks and certification by the State of Texas that the remediation is complete. The contractor is required to pay all costs associated with the remediation and to maintain an environmental liability policy with $10.0 million of coverage remaining in place for a 10-year term. Pursuant to the agreement with the contractor, all environmental and legal liability was assigned to and assumed by the contractor effective November 30, 2005.

As previously announced, Stratus is exploring strategic alternatives for enhancing shareholder value, including a possible sale of the company. Stratus has retained JPMorgan as its financial advisor to assist in this process. There can be no assurance that any transaction will occur or, if one is undertaken, its terms or timing.

Stratus does not expect to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a definitive transaction.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at Block 21, the Lantana community, the Barton Creek community, the Circle C community, Deerfield and Crestview Station. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Real estate	$4,426	$11,038
Rental income	1,559	387
Commissions, management fees and other	221	265
Total revenues	6,206	11,690
Cost of sales:
Real estate, net	1,593	7,547
Rental	1,102	324
Depreciation	539 [a]	186
Total cost of sales	3,234	8,057
General and administrative expenses	2,001	1,739
Total costs and expenses	5,235	9,796
Operating income	971	1,894
Interest expense, net	(333)	(179)
Interest income	529	14
Income from continuing operations before income taxes	1,167	1,729
(Provision for) benefit from income taxes	(429)	8,260	[b]
Income from continuing operations	738	9,989
Income from discontinued operations (including a gain on sale of
$7,834, net of taxes of $1,928)	-	8,187	[c]
Net income	$738	$18,176

Basic net income per share of common stock:
Continuing operations	$0.10	$1.38
Discontinued operations	-	1.13	[c]
Basic net income per share of common stock	$0.10	$2.51

Diluted net income per share of common stock:
Continuing operations	$0.10	$1.30
Discontinued operations	-	1.06	[c]
Diluted net income per share of common stock	$0.10	$2.36

Weighted average shares of common stock outstanding:
Basic	7,549	7,242
Diluted	7,670	7,697

a.	Includes depreciation on Escarpment Village which opened in May 2006.
b.	Reflects the tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.
c.	Relates to the operations of 7000 West, which Stratus sold on March 27, 2006.

I

STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of
$115 and $116, respectively	$1,304	$1,955
Accounts receivable	1,194	934
Deposits, prepaid expenses and other	3,558	3,700
Deferred tax asset	1,161	1,144
Total current assets	7,217	7,733
Real estate, commercial leasing assets and facilities, net:
Property held for sale - developed or under development	121,604	116,865
Property held for sale - undeveloped	16,270	16,345
Property held for use, net	46,284	46,702
Investment in Crestview	3,800	3,800
Deferred tax asset	6,997	7,105
Other assets	5,445	5,400
Total assets	$207,617	$203,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,353	$5,988
Accrued interest, property taxes and other	4,245	6,290
Current portion of long-term debt	316	311
Total current liabilities	9,914	12,589
Long-term debt	55,608	50,364
Other liabilities	6,655	7,051
Total liabilities	72,177	70,004

Stockholders’ equity:
Preferred stock	-	-
Common stock	81	81
Capital in excess of par value of common stock	190,130	188,873
Accumulated deficit	(41,918)	(42,655)
Common stock held in treasury	(12,853)	(12,353)
Total stockholders’ equity	135,440	133,946
Total liabilities and stockholders' equity	$207,617	$203,950

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2007	2006
Cash flow from operating activities:
Net income	$738	$18,176
Adjustments to reconcile net income to net cash provided
by operating activities:
Income from discontinued operations	-	(8,187)
Depreciation	539	186
Cost of real estate sold	2,610	6,559
Deferred income taxes	91	(8,260)
Stock-based compensation	527	447
Deposits	(327)	18
Other	(10)	(534)
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	(239)	(289)
Accounts payable, accrued liabilities and other	(2,663)	(2,813)
Net cash provided by continuing operations	1,266	5,303
Net cash provided by discontinued operations[a]	-	374
Net cash provided by operating activities	1,266	5,677

Cash flow from investing activities:
Purchases and development of real estate properties	(9,176)	(6,039)
Development of commercial leasing properties and other
expenditures	(122)	(96)
Municipal utility district reimbursements	2,000	-
Net cash used in continuing operations	(7,298)	(6,135)
Net cash provided by discontinued operations[a]	-	10,022
Net cash (used in) provided by investing activities	(7,298)	3,887

Cash flow from financing activities:
Borrowings from revolving credit facility	10,950	7,500
Payments on revolving credit facility	(5,625)	(9,507)
Payments on TIAA mortgage	(76)	-
Borrowings from project loans	-	2,236
Repayments on project loans	-	(3,101)
Net (payments for) proceeds from exercised stock options	(38)	725
Excess tax benefit from exercised stock options	323	-
Purchases of Stratus common shares	(153)	(254)
Net cash provided by (used in) financing activities	5,381	(2,401)
Net (decrease) increase in cash and cash equivalents	(651)	7,163
Cash and cash equivalents at beginning of year	1,955	1,901
Cash and cash equivalents at end of period	1,304	9,064
Less cash restricted as to use	(115)	(301)
Unrestricted cash and cash equivalents at end of period	$1,189	$8,763

a.	Relates to 7000 West, which Stratus sold on March 27, 2006.

III